Exhibit 5.6

Postbus 1110 3000 BC Rotterdam Weena 750 3014 DA Rotterdam T +31 10 224 00 00 F +31 10 414 84 44	Rotterdam, April 6, 2011
Case New Holland Inc.
CNH Global N.V.
Tower B, 10th Floor
World Trade Center, Amsterdam Airport
Schiphol Boulevard 217
1118 BH AMSTERDAM
The Netherlands

Ladies and Gentlemen,

Case New Holland Inc. offer to exchange U.S.$ 1,500,000,000 7 7/8 % Senior Notes due 2017 for U.S. $ 1,500,000,000 7 7/8 % Senior Notes due 2017.

We refer to the Registration Statement on Form F-4 (the “Registration Statement”) being filed by Case New Holland Inc., a Delaware corporation (the “Company”), CNH Global N.V., a Netherlands public limited liability company (the “Parent”), and certain subsidiaries of the Parent named therein (together with the Parent, the “Guarantors”), including the subsidiary CNH Trade N.V. (together with the Parent, the “Dutch Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of U.S.$ 1,500,000,000 principal amount of the Company’s 7 7/8% Senior Notes due 2017 (the “New Notes”), which are to be offered in exchange for an equivalent principal amount of presently outstanding 7 7/8% Senior Notes due 2017 (the “Old Notes”) all as more fully described in the Registration Statement. The Old Notes are, and the New Notes will be, guaranteed by the Guarantors. Old Notes that are accepted in exchange for New Notes will be cancelled and retired.

The Old Notes were and the New Notes will be issued under the Indenture, dated as of June 28, 2010 (the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank, N.A. as trustee (the “Trustee”).

NautaDutilh N.V. has its seat at Rotterdam, the Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out subject to the general conditions of NautaDutilh N.V., which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

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We have examined and relied upon copies of the following documents:

(a)	the Registration Statement;

(b)	the Indenture;

(c)	the form of the guarantees which will be endorsed on the New Notes (the “Guarantees” and, together with the Registration Statement and the Indenture, the “Opinion Documents”);

(d)	(i) the documents containing the resolutions of the general meeting of shareholders (algemene vergadering van aandeelhouders) and the resolutions of the managing board (bestuur) of CNH Trade N.V. dated June 14, 2010 and (ii) the document containing the resolutions of the managing board (bestuur) of CNH Global N.V. dated June 15, 2010 (the “Resolutions”);

(e)	in relation to CNH Global N.V., its deed of incorporation (akte van oprichting) dated 30 August 1996 and, in relation to CNH Trade N.V., its deed of incorporation dated 13 October 1993 (the “Deeds of Incorporation”);

(f)	in relation to CNH Global N.V., its articles of association (statuten) as they read after the execution of a deed of amendment dated 13 April 2006, which, according to the relevant Extract (as defined below), was the last amendment to this Dutch Guarantor’s articles of association and, in relation to CNH Trade N.V., its articles of association as they read after the execution of a deed of amendment dated 14 January 2002, which, according to the relevant Extract, was the last amendment to this Dutch Guarantor’s articles of association (the “Articles of Association”); and

(g)	in relation to each Dutch Guarantor, an extract from the Amsterdam Chamber of Commerce Commercial Register (handelsregister gehouden door de kamer van koophandel en fabrieken), dated the date of this opinion letter with respect to such Dutch Guarantor (the “Extracts” and, together with the Resolutions, the Deeds of Incorporation and the Articles of Association, the “Corporate Documents”).

In rendering the opinions expressed herein, we have exclusively reviewed and relied upon the Opinion Documents and the Corporate Documents and we have assumed that the Opinion Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in

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the course of our review.

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Opinion Documents. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands (i.e. the European territory of the Kingdom of the Netherlands), and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the European General Court and the European Court of Justice. We do not express any opinion on Netherlands or European competition law, tax law, securities law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter to you is based, on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Rotterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

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a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purported to have signed them, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and these originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purported to have signed them;

b.	no defects attach to the incorporation of any Dutch Guarantor (aan haar totstandkoming kleven geen gebreken) and each Deed of Incorporation has been executed on the basis of a valid declaration of no-objection (verklaring van geen bezwaar) by a civil-law notary (notaris) who had the power and authority to execute such deed, and the Articles of Association comply with Netherlands law (voldoen aan de eisen der wet);

c.	none of the Dutch Guarantors has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), or (iv) been declared bankrupt (failliet verklaard), granted a suspension of payments (surseance van betaling verleend) or (v) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its rights to dispose of its assets. The Extracts and our inquiries of today with (a) the online central insolvency register (Centraal Insolventie Register) held by the Council for the Administration of Justice (Raad voor de Rechtspraak), (b) the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak) and (c) the Amsterdam court bankruptcy clerk’s office (faillissementsgriffie) support the items (i) through (iv) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred;

d.	all powers of attorney and appointments made in the Resolutions (i) are in full force and effect, and (ii) under any applicable law other than Netherlands law validly authorise the person or persons purported to be granted power of attorney to represent and bind the relevant Dutch Guarantor vis-à-vis the other parties to the Opinion Documents with regard to the transactions contemplated by and for the purposes stated in the Opinion Documents;

e.	the resolutions recorded in the Resolutions are in full force and effect, and the factual statements made and the confirmations given in the

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Resolutions are complete and correct; and

f.	none of the opinions set forth in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:

1.	Each of the Dutch Guarantors has been duly incorporated and is validly existing under the laws of the Netherlands.

2.	Each of the Dutch Guarantors has the requisite power and authority to execute the Indenture and the Guarantees, and to perform its obligations under the Indenture and under the Guarantees (when validly signed on behalf of the Dutch Guarantors).

3.	The Indenture has been duly authorized and executed by each of the Dutch Guarantors.

4.	The Guarantees have been duly authorized by each of the Dutch Guarantors.

The opinions expressed above are subject to the following qualifications:

A.	As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents under the applicable law and the obligations of the parties to the Opinion Documents and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in them.

C.

Pursuant to Article 2:7 of the Netherlands Civil Code (Burgerlijk Wetboek), any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this

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without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Entering into the Guarantees does not transgress the description of the objects contained in the articles of association of each of the Dutch Guarantors. However, there will be other relevant circumstances that must be taken into account, in particular whether the interests of each of the Dutch Guarantors are served by the Guarantees. We note that a relevant circumstance is that CNH Trade N.V. is not a shareholder of the Company and this could be an argument that the guarantee by CNH Trade N.V. is not in the interests of CNH Trade N.V. We have been informed that the managing boards of the Dutch Guarantors believe that entering into the Guarantees does not transgress their corporate objects, but there is limited law and jurisprudence on this issue. Therefore, there can be no assurance that the Guarantees would not transgress the objects of the Dutch Guarantors.

This opinion is being delivered to you in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written authorization. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Validity of the New Notes” in the prospectus contained therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the rules and regulations of the Commission thereunder.

Yours faithfully,

on behalf of NautaDutilh N.V.

A.J.J. Pors